Exhibit 99.2

ORATIVE CORPORATION

2003 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Orative Corporation (the “Company”), pursuant to its 2003 Equity Incentive Plan (the “Plan”), hereby grants to Optionee listed below (“Optionee”), an option to purchase the number of shares of the Company’s Common Stock set forth below, subject to the terms and conditions of the Plan and this Stock Option Agreement. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Option Agreement.

I. NOTICE OF STOCK OPTION GRANT

Optionee:	(name of employee)

Date of Stock Option Agreement:	(date of Grant)

Date of Grant:	(date of BoD approval)

Vesting Commencement Date:	(date of hire or date of new grant)

Exercise Price per Share:	$ (per BoD approval)

Total Number of Shares Granted:	(per BoD approval)

Total Exercise Price:	$ (price * no. of shares)

Term/Expiration Date:	(10 years after date of grant)

Type of Option: ☒ Incentive Stock Option	☐Non-Qualified Stock Option

Vesting Schedule:	The Shares subject to this Option shall vest according to the following schedule:

Twenty-five percent (25%) of the Shares subject to the Option (rounded down to the next whole number of shares) shall vest one year after the Vesting Commencement Date, and 1/48th of the Shares subject to the Option (rounded down to the next whole number of shares) shall vest on the first day of each full month thereafter, so that all of the Shares shall be vested on the first day of the forty-eighth (48th) month after the Vesting Commencement Date.

Termination Period:	This Option may be exercised, to the extent vested, for three (3) months after Optionee ceases to be a Service Provider, or such longer period as may be applicable upon the death or disability of Optionee as provided herein (or, if not provided herein, then as provided in the Plan), but in no event later than the Term/Expiration Date as provided above.

II. AGREEMENT

1. Grant of Option. The Company hereby grants to Optionee an Option to purchase the number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”). Notwithstanding anything to the contrary anywhere else in this Option Agreement, this grant of an Option is subject to the terms, definitions and provisions of the Plan adopted by the Company, which is incorporated herein by reference.

If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code; provided, however, that to the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options (within the meaning of Code Section 422, but without regard to Code Section 422(d)), including the Option, are exercisable for the first time by Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company or any Subsidiary) exceeds $100,000, such options shall be treated as not qualifying under Code Section 422, but rather shall be treated as Non-Qualified Stock Options to the extent required by Code Section 422. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of these rules, the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.

2. Exercise of Option. This Option is exercisable as follows:

(a) Right to Exercise.

(i) This Option shall be exercisable cumulatively according to the vesting schedule set out in the Notice of Grant. For purposes of this Stock Option Agreement, Shares subject to this Option shall vest based on Optionee’s continued status as a Service Provider.

(ii) This Option may not be exercised for a fraction of a Share.

(iii) In the event of Optionee’s death, disability or other termination of Optionee’s status as a Service Provider, the exercisability of the Option is governed by Sections 7, 8 and 9 below.

(iv) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant.

(b) Method of Exercise. This Option shall be exercisable by written Notice (in the form attached as Exhibit A). The Notice must state the number of Shares for which the Option is being exercised, and such other representations and agreements with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. The Notice must be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The Notice must be accompanied by payment of the Exercise Price plus payment of any applicable withholding tax. This Option shall be deemed to be exercised upon receipt by the Company of such written Notice accompanied by the Exercise Price and payment of any applicable withholding tax.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

3. Optionee’s Representations. If the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

4. Lock-Up Period. Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period and these restrictions shall be binding on any transferee of such Shares.

5. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(a) cash;

(b) check;

(c) with the consent of the Administrator, a full recourse promissory note bearing interest (at no less than such rate as is a market rate of interest and which then precludes the imputation of interest under the Code), payable upon such terms as may be prescribed by the Administrator and structured to comply with Applicable Laws;

(d) with the consent of the Administrator, surrender of other shares of Common Stock of the Company which (A) in the case of Shares acquired from the Company, have been owned by Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised;

(e) with the consent of the Administrator, surrendered Shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Option or exercised portion thereof;

(f) with the consent of the Administrator, property of any kind which constitutes good and valuable consideration;

(g) with the consent of the Administrator, delivery of a notice that Optionee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Exercise Price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale; or

(h) with the consent of the Administrator, any combination of the foregoing methods of payment.

6. Restrictions on Exercise. This Option may not be exercised until the Plan has been approved by the stockholders of the Company. If the issuance of Shares upon such exercise or if the method of payment for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, then the Option may also not be exercised. The Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation before allowing the Option to be exercised.

7. Termination of Relationship. If Optionee ceases to be a Service Provider (other than by reason of Optionee’s death or the total and permanent disability of Optionee as defined in Code Section 22(e)(3)), Optionee may exercise this Option during the Termination Period set out in the Notice of Grant, to the extent the Option was vested at the date on which Optionee ceases to be a Service Provider. To the extent that the Option is not vested at the date on which Optionee ceases to be a Service Provider, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

8. Disability of Optionee. If Optionee ceases to be a Service Provider as a result of his or her total and permanent disability as defined in Code Section 22(e)(3), Optionee may exercise the Option to the extent the Option was vested at the date on which Optionee ceases to be a Service Provider, but only within twelve (12) months from such date (and in no event later than the expiration date of the term of this Option as set forth in the Notice of Grant). To the extent that the Option is not vested at the date on which Optionee ceases to be a Service Provider, or if Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

9. Death of Optionee. If Optionee ceases to be a Service Provider as a result of the death of Optionee, the vested portion of the Option may be exercised at any time within twelve (12) months following the date of death (and in no event later than the expiration date of the term of this Option as set forth in the Notice of Grant) by Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. To the extent that the Option is not vested at the date of death, or if the Option is not exercised within the time specified herein, the Option shall terminate.

10. Non-Transferability of Option. This Option may not be transferred in any manner except by will or by the laws of descent or distribution . It may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

11. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant.

12. Restrictions on Shares. Optionee hereby agrees that Shares purchased upon the exercise of the Option shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of Shares, and a right of first refusal in favor of the Company with respect to permitted transfers of Shares. Such terms and conditions may, in the Administrator’s sole discretion, be contained in the Exercise Notice with respect to the Option or in such other agreement as the Administrator shall determine and which the Optionee hereby agrees to enter into at the request of the Company.

(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

ORATIVE CORPORATION

By:
Name:	Paul Fulton
Title:	President & CEO

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY’S 2003 EQUITY INCENTIVE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Optionee hereby accepts this Option subject to all of the terms and provisions hereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:
OPTIONEE

Residence Address: